PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
May 24, 2017

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2017 FIRST QUARTER REVENUE AND EPS ABOVE GUIDANCE AND RAISES FULL YEAR GUIDANCE

•	First quarter revenue increased 4% (increased 5% on a constant currency basis) compared to the prior year period, which exceeded guidance.

•	First quarter EPS exceeded guidance:

◦	GAAP basis: $0.89 compared to guidance of $0.73 to $0.75

◦	Non-GAAP basis: $1.65 compared to guidance of $1.58 to $1.60

◦	EPS included a negative impact of $0.11 per share related to foreign currency exchange rates compared to guidance of $0.10

•	Full year 2017 EPS guidance:

◦	GAAP basis: Raised to $6.24 to $6.34 from $6.20 to $6.30 previously

◦	Non-GAAP basis: Raised to $7.40 to $7.50 from $7.30 to $7.40 previously

◦	Guidance includes a negative impact of $0.35 per share related to foreign currency exchange rates compared to previous guidance of $0.40

New York, New York - PVH Corp. [NYSE: PVH] reported 2017 first quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We continue to experience strong momentum in our Calvin Klein and Tommy Hilfiger businesses, which allowed us to exceed both our sales and earnings guidance for the first quarter despite the volatile macroeconomic environment and the highly promotional retail market in the U.S.”

Mr. Chirico continued, “Our first quarter performance underscored the power of our diversified business model and the strength in our international businesses. We believe that our brands, led by CALVIN KLEIN and Tommy Hilfiger, continue to resonate with consumers and are gaining market share against our competition. As the global retail environment shifts, we continue to focus on adapting to change, while investing in our brands and operating platforms to capitalize on the opportunities for each of our businesses.”

Mr. Chirico concluded, “We are pleased to increase our earnings guidance for the year despite the volatility that continues to persist in the macroeconomic environment. We expect that our best-in-class management teams, together with our proven business model, will continue to drive the execution of our strategic initiatives in an ever-changing environment. We believe the investments we have made and continue to make in our business will deliver long-term sustainable growth and stockholder value.”

First Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 5% to $756 million (increased 6% on a constant currency basis) compared to the prior year period, which includes a reduction of approximately $15 million resulting from the November 2016 deconsolidation of the Company’s Calvin Klein business in Mexico (the “Mexico deconsolidation”). Calvin Klein International revenue increased 11% to $380 million (increased 13% on a constant currency basis) compared to the prior year period, due principally to continued strength in Europe and China. Calvin Klein International comparable store sales increased 3%. Calvin Klein North America revenue decreased 1% (also on a constant currency basis) to $375 million compared to the prior year period, principally driven by the Mexico deconsolidation and a 5% decline in North America comparable store sales.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $93 million compared to $90 million in the prior year period. Included in the prior year period earnings were costs of (i) $6 million incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN and (ii) $3 million incurred in connection with the Company’s integration of Warnaco and the related restructuring. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts. There were no non-GAAP exclusions in the first quarter of 2017.

Earnings before interest and taxes for the quarter of $93 million, inclusive of a $6 million negative impact due to foreign currency exchange rates, was lower than $99 million on a non-GAAP basis in the prior year period. Excluding the negative impact of foreign currency exchange rates, earnings on a non-GAAP basis was flat compared to the prior year period, principally as a result of the revenue increase discussed above, offset by a $7 million planned increase in investments associated with the CALVIN KLEIN creative team leadership changes and marketing expenditures, primarily in the international business.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 6% to $842 million (increased 9% on a constant currency basis) compared to the prior year period. Tommy

Hilfiger International revenue increased 15% to $524 million (increased 19% on a constant currency basis) compared to the prior year period. This increase was driven by outstanding performance across all channels and markets in Europe, as well as the inclusion of a full quarter of revenue from the China business as a result of the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China (“TH China”) that it did not already own (the “TH China acquisition”). Tommy Hilfiger International comparable store sales increased 14%. Tommy Hilfiger North America revenue decreased 5% (also on a constant currency basis) to $318 million compared to the prior year period. The Tommy Hilfiger North America revenue decline was principally due to a reduction of approximately $20 million resulting from the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada during the fourth quarter of 2016 in connection with the licensing of this business to G-III Apparel Group, Ltd. (the “G-III license”) and a 4% comparable store sales decline.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $33 million compared to $206 million in the prior year period, principally due to the net impact of (i) the noncash gain of $153 million recorded in the prior year period to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, (ii) $54 million of costs incurred in the first quarter of 2017 in connection with the agreements entered into during the quarter for a transaction to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), which also provides for the termination of the Company’s non-exclusive buying agency agreement with Li & Fung (the “Li & Fung termination”), (iii) a $23 million decrease in costs incurred in connection with the TH China acquisition compared to the prior year period, (iv) $7 million of costs incurred in the first quarter of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, and (v) $1 million of costs incurred in the prior year period in connection with the G-III license. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $101 million, inclusive of a $5 million negative impact due to foreign currency exchange rates, compared to $85 million in the prior year period. The earnings increase was principally due to the Tommy Hilfiger International revenue increase noted above, as well as gross margin improvements.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 3% to $391 million compared to the prior year period, principally resulting from a planned shift in the timing of shipments from the first quarter into the second quarter as compared to the prior year period. Comparable store sales were flat.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $32 million compared to $30 million in the prior year period. Included in the prior year period earnings were $3 million of costs incurred in connection with (i) the Warnaco integration and restructuring and (ii) the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business. Earnings before interest and taxes on a non-GAAP basis discussed below excludes this amount. There were no non-GAAP exclusions in the first quarter of 2017.

The $32 million of earnings before interest and taxes for the quarter was slightly lower than the $33 million on a non-GAAP basis in the prior year period, as gross margin improvements were more than offset by the revenue decline noted above.

First Quarter Consolidated Results:
Earnings per share was $0.89 on a GAAP basis for the first quarter of 2017 compared to $2.83 in the prior year period. The prior year period included the pre-tax noncash gain of $153 million recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition. In addition, the current and prior year periods include other costs as described below.

Earnings per share was $1.65 on a non-GAAP basis for the first quarter of 2017 compared to $1.50 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first quarter of 2017 included an $0.11 negative impact related to foreign currency exchange rates.

First quarter revenue increased 4% to $2.0 billion (increased 5% on a constant currency basis) compared to the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $113 million compared to $295 million in the prior year period, principally driven by an increase in costs including (i) the noncash gain of $153 million recorded in the prior year period to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, (ii) $54 million of costs incurred in the first quarter of 2017 in connection with the Li & Fung termination, (iii) $9 million of costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer, (iv) $7 million of costs incurred in the first quarter of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, and (v) $2 million of costs incurred in the first quarter of 2017 in connection with the consolidation of the Company’s warehouse and distribution network in North America. These cost increases were partially offset by a $23 million decrease in costs incurred in connection with the TH China acquisition compared to the prior year period and the absence of (i) $7 million of costs incurred in the prior year period in connection with the Warnaco integration and restructuring, (ii) $6 million of costs incurred in the prior year period in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN, (iii) $3 million of costs incurred in the prior year period in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business and (iv) $1 million of costs incurred in the prior year period in connection with the G-III license. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $193 million, inclusive of a $12 million negative impact due to foreign currency exchange rates, compared to $188 million in the prior year period. The improvement in earnings was primarily due to an increase in earnings in the Tommy Hilfiger business, partially offset by a $7 million planned increase in investments associated with the CALVIN KLEIN creative team leadership changes and marketing expenditures, as well as a $6 million planned increase in corporate expenses.

Net interest expense of $29 million was flat as compared to the prior year period. The effective tax rate on a GAAP basis was 17.0% as compared to 12.8% in the prior year period, principally due to the benefit of certain discrete items in the prior year period, including the lower tax rate applicable to the pre-tax gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition. The effective tax rate on a non-GAAP basis decreased to 20.7% compared to 23.0% in the prior year period, principally attributable to a favorable shift in the mix of earnings between tax jurisdictions.

Inventory levels decreased 2% as compared to the prior year period.

Stock Repurchase Program:
During the first quarter of 2017, the Company repurchased 0.6 million shares of its common stock for $60 million (5.2 million shares for $501 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2017 Guidance:
The Company expects its full year 2017 earnings per share results will be negatively impacted compared to 2016 by $0.35 per share attributable to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business. Changes in exchange rates between the U.S. dollar and other currencies can impact the Company’s earnings in two ways: a translation impact and a transaction impact. The negative translation impact is related to the earnings generated in foreign markets, which will translate into fewer U.S. dollars. The negative impact on a transactional basis is primarily due to the Company’s international businesses purchasing inventory in U.S. dollars, as the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2017 earnings per share on a GAAP basis will be in a range of $6.24 to $6.34 compared to $6.79 in 2016. The Company currently projects that 2017 earnings per share on a non-GAAP basis will be in a range of $7.40 to $7.50 compared to $6.80 in 2016. Both projections include the expected negative impact of $0.35 per share related to foreign currency exchange rates.

Revenue in 2017 is projected to increase approximately 3% (increase approximately 5% on a constant currency basis) as compared to 2016. Negatively impacting revenue in 2017 as compared to 2016 is a reduction in revenue due to the effects of the Mexico deconsolidation and the G-III license. Revenue for the Calvin Klein business is projected to increase approximately 6% (increase approximately 7% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business is projected to increase approximately 2% (increase approximately 4% on a constant currency basis), which includes the negative impact of the G-III license. Revenue for the Heritage Brands business is projected to be flat compared to the prior year.

Net interest expense in 2017 is projected to increase to approximately $120 million compared to $115 million in 2016, primarily due to the net impact of the issuance of €350 million of senior notes in June 2016, partially offset by debt repayments made during 2016 and those expected to be made in 2017 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company estimates that the 2017 effective tax rate will be in a range of 15.5% to 16.0% on a GAAP basis and in a range of 17.5% to 18.0% on a non-GAAP basis.

The Company’s estimate of 2017 earnings per share on a non-GAAP basis excludes $124 million of pre-tax costs expected to be incurred in connection with (i) the Li & Fung termination; (ii) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; and (v) the consolidation of the Company’s warehouse and distribution network in North America. Also excluded from the Company’s estimate of 2017 earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items.

Second Quarter Guidance
The Company expects its second quarter 2017 earnings per share results will be negatively impacted compared to the second quarter of 2016 by $0.07 per share related to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business.

Second quarter 2017 earnings per share on a GAAP basis is projected to be in a range of $1.35 to $1.38 compared to $1.11 in the prior year period. The Company projects that second quarter 2017 earnings per share on a non-GAAP basis will be in a range of $1.60 to $1.63 compared to $1.47 in the prior year period. Total marketing expenses are planned to increase approximately $20 million over the prior year period, primarily in the Calvin Klein business.

Revenue in the second quarter of 2017 is projected to increase approximately 5% (increase approximately 7% on a constant currency basis) compared to the prior year period. Negatively impacting revenue in the second quarter of 2017 as compared to the prior year period is a reduction in revenue due to the effects of the Mexico deconsolidation and the G-III license. Revenue for the Calvin Klein business in the second quarter is projected to increase approximately 6% (increase approximately 8% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business in the second quarter is projected to increase approximately 1% (increase approximately 4% on a constant currency basis), which includes the negative impact of the G-III license. Revenue for the Heritage Brands business in the second quarter is projected to increase approximately 10%, due principally to a planned shift in the timing of wholesale shipments into the second quarter from the first quarter as compared to the prior year period.

Net interest expense in the second quarter of 2017 is projected to increase to approximately $30 million compared to $28 million in the prior year period, primarily due to the net impact of the issuance of €350 million of senior notes in June 2016, partially offset by debt repayments made during 2016 and expected to be made in the first half of 2017. The Company estimates that the second quarter 2017 effective tax rate will be approximately 19% on a GAAP basis and approximately 20% on a non-GAAP basis.

The Company’s estimate of second quarter 2017 earnings per share on a non-GAAP basis excludes $26 million of pre-tax costs expected to be incurred in connection with (i) the Li & Fung termination; (ii) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (iv) the consolidation of the Company’s warehouse and distribution network in North America. Also excluded from the Company’s estimate of second quarter 2017 earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $55 million expected to be incurred in 2017 in connection with the Li & Fung termination, of which $54 million was incurred in the first quarter and $1 million is expected to be incurred in the second quarter.

•	Pre-tax costs of approximately $25 million expected to be incurred in 2017 in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter and $7 million is expected to be incurred in the second quarter.

•
Pre-tax costs of approximately $20 million expected to be incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter and $8 million is expected to be incurred in the second quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax costs of approximately $15 million expected to be incurred in 2017 in connection with the consolidation of the Company’s warehouse and distribution network in North America, of which $2 million was incurred in the first quarter and $10 million is expected to be incurred in the second quarter.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain were transaction-related pre-tax costs of $83 million incurred in 2016, primarily consisting of noncash valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter, $17 million was incurred in the third quarter and $15 million was incurred in the fourth quarter.

•	Pre-tax gain of $39 million recorded in the fourth quarter of 2016 related to the recognized actuarial gain on retirement plans.

•	Pre-tax gain of $18 million recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe.

•
Pre-tax noncash loss of $84 million recorded in 2016 in connection with the formation of the joint venture in Mexico, of which $77 million was recorded in the third quarter and $7 million was recorded upon completion of the Mexico deconsolidation in the fourth quarter.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•
Pre-tax costs of $11 million incurred in the fourth quarter of 2016 in connection with the early termination of the current license agreement for the Tommy Hilfiger men’s tailored clothing business in North America in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America beginning January 1, 2018.

•
Pre-tax costs of approximately $10 million incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and $2 million was incurred in the second quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN.

•
Pre-tax costs of $4 million incurred in 2016 in connection with the G-III license, of which $1 million was incurred in each of the first and second quarters and $2 million was incurred in the third quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

•
Discrete tax benefits of $15 million recorded in 2016 related to the resolution of uncertain tax positions, of which $6 million was recorded in the first quarter, $8 million was recorded in the third quarter and $1 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency financial information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 8 and the sections entitled “Reconciliations of 2017 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Thursday, May 25, 2017 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 4598440. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the disposal of the net assets of a divested entity; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be adversely affected by the strengthening of the U.S. dollar against foreign currencies in which it transacts significant levels of business; (x) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses that are recorded immediately in earnings, generally in the fourth quarter of the year; and (xi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended
	4/30/17	5/1/16

Net sales	$1,875.0	$1,817.7
Royalty revenue	87.3	77.1
Advertising and other revenue	26.7	23.0
Total revenue	$1,989.0	$1,917.8

Gross profit on net sales	$966.8	$906.8
Gross profit on royalty, advertising and other revenue	114.0	100.1
Total gross profit	1,080.8	1,006.9

Selling, general and administrative expenses	968.0	865.2

Gain to write-up equity investment in joint venture to fair value		153.1

Equity in net income (loss) of unconsolidated affiliates	0.4	(0.2)

Earnings before interest and taxes	113.2	294.6

Interest expense, net	28.7	29.0

Pre-tax income	84.5	265.6

Income tax expense	14.4	34.0

Net income	70.1	231.6

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.3)

Net income attributable to PVH Corp.	$70.4	$231.6

Diluted net income per common share attributable to PVH Corp. (2)	$0.89	$2.83

	Quarter Ended
	4/30/17	5/1/16

Depreciation and amortization expense	$77.2	$70.6

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited formed a joint venture in Ethiopia in the second quarter of 2016, in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results for the periods ended April 30, 2017 and May 1, 2016 excluding (i) the costs incurred in those quarters in connection with the acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its former joint venture for Tommy Hilfiger in China, that it did not already own (the “TH China acquisition”), a portion of which was noncash valuation adjustments and amortization of short-lived assets; (ii) the costs incurred in the first quarter of 2017 in connection with the agreements entered into during the quarter for a transaction to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), which also provides for the termination of the Company’s non-exclusive buying agency agreement with Li & Fung (the “Li & Fung termination”); (iii) the costs incurred in the first quarter of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (v) the costs incurred in the first quarter of 2017 in connection with the consolidation of the Company’s warehouse and distribution network in North America; (vi) the costs incurred in the first quarter of 2016 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (vii) the costs incurred in the first quarter of 2016 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (viii) the costs incurred in the first quarter of 2016 in connection with the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada (the “G-III license”), which resulted in the discontinuation of its directly operated Tommy Hilfiger North America womenswear wholesale business during the fourth quarter of 2016; (ix) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (x) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH China to fair value in connection with the TH China acquisition; (xi) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (xii) the tax effects associated with the foregoing pre-tax items; and (xiii) the tax benefits recorded in the first quarter of 2016 associated with discrete items related to the resolution of uncertain tax positions, which are on a non-GAAP basis, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended
	4/30/17	5/1/16

Non-GAAP Measures
Total gross profit(1)		$1,008.0
Selling, general and administrative expenses(2)	$888.7	825.2
Gain to write-up equity investment in joint venture to fair value (3)		—
Equity in net income of unconsolidated affiliates(4)		5.7
Earnings before interest and taxes(5)	192.5	188.5
Income tax expense(6)	33.9	36.7
Net income attributable to PVH Corp.(7)	130.2	122.8
Diluted net income per common share attributable to PVH Corp.(8)	$1.65	$1.50

Depreciation and amortization expense(9)	$66.4	$65.2

PVH CORP.
Non-GAAP Measures (continued)

(1) Please see Table 3 for reconciliation of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3)    Please see Table 5 for reconciliation of GAAP gain to write-up equity investment in joint venture to fair value to gain to write-up equity investment in joint venture to fair value on a non-GAAP basis.

(4) Please see Table 6 for reconciliation of GAAP equity in net (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(5) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(6)    Please see Table 7 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(9) Please see Table 8 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended
	4/30/17	5/1/16

Net income attributable to PVH Corp.	$70.4	$231.6

Diluted net income per common share attributable to PVH Corp.(1)	$0.89	$2.83

Pre-tax items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)		1.1

SG&A expenses associated with the Li & Fung termination	54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	7.0

SG&A expenses associated with the TH China acquisition (a portion of which was noncash amortization of short-lived assets)	6.9	23.1

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants	9.4

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	1.8

SG&A expenses associated with the integration of Warnaco and related restructuring		7.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		2.6

SG&A expenses associated with the G-III license		1.3

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring		5.5

Gain to write-up the Company’s equity investment in TH China to fair value		(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income (loss) of unconsolidated affiliates)		5.9

Tax effects of the above pre-tax items(2)	(19.5)	3.1

Discrete tax benefits related to the resolution of uncertain tax positions		(5.8)

Net income on a non-GAAP basis attributable to PVH Corp.	$130.2	$122.8

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.65	$1.50

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended
	4/30/17	5/1/16

Earnings before interest and taxes	$113.2	$294.6

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)		1.1

SG&A expenses associated with the Li & Fung termination	54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	7.0

SG&A expenses associated with the TH China acquisition (a portion of which was noncash amortization of short-lived assets)	6.9	23.1

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants	9.4

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	1.8

SG&A expenses associated with the integration of Warnaco and related restructuring		7.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		2.6

SG&A expenses associated with the G-III license		1.3

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring		5.5

Gain to write-up the Company’s equity investment in TH China to fair value		(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income (loss) of unconsolidated affiliates)		5.9

Earnings before interest and taxes on a non-GAAP basis	$192.5	$188.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliation of GAAP gross profit to gross profit on a non-GAAP basis

Quarter Ended
5/1/16

Gross profit	$1,006.9

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.1

Gross profit on a non-GAAP basis	$1,008.0

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended
	4/30/17	5/1/16

SG&A	$968.0	$865.2

Items excluded:

SG&A expenses associated with the Li & Fung termination	(54.2)

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	(7.0)

SG&A expenses associated with the TH China acquisition (a portion of which was noncash amortization of short-lived assets)	(6.9)	(23.1)

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants	(9.4)

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	(1.8)

SG&A expenses associated with the integration of Warnaco and related restructuring		(7.5)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		(2.6)

SG&A expenses associated with the G-III license		(1.3)

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring		(5.5)

SG&A on a non-GAAP basis	$888.7	$825.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP gain to write-up equity investment in joint venture to fair value to gain to write-up equity investment in joint venture to fair value on a non-GAAP basis

Quarter Ended
5/1/16

Gain to write-up equity investment in joint venture to fair value	$153.1

Items excluded:

Gain to write-up the Company’s equity investment in TH China to fair value	(153.1)

Gain to write-up equity investment in joint venture to fair value on a non-GAAP basis	$—

Table 6 - Reconciliation of GAAP equity in net (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Quarter Ended
5/1/16

Equity in net (loss) of unconsolidated affiliates	$(0.2)

Items excluded:

One-time expenses recorded on the Company’s equity investment in TH China	5.9

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$5.7

Table 7 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended
	4/30/17	5/1/16

Income tax expense	$14.4	$34.0

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	19.5	(3.1)

Discrete tax benefits related to the resolution of uncertain tax positions		5.8

Income tax expense on a non-GAAP basis	$33.9	$36.7

(1) The estimated tax effects associated with the Company’s non-GAAP exclusions are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended
	4/30/17	5/1/16

Depreciation and amortization expense	$77.2	$70.6

Items excluded:

Depreciation associated with the relocation of the Tommy Hilfiger office in New York	(4.5)

Amortization of short-lived assets associated with the TH China acquisition	(6.3)	(3.7)

Depreciation and amortization associated with the G-III license		(1.3)

Depreciation and amortization associated with the integration of Warnaco and related restructuring		(0.4)

Depreciation and amortization expense on a non-GAAP basis	$66.4	$65.2

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	4/30/17				5/1/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$70.4	$(59.8)		$130.2	$231.6	$108.8		$122.8

Weighted average common shares	78.2			78.2	81.3			81.3
Weighted average dilutive securities	0.8			0.8	0.6			0.6
Total shares	79.0			79.0	81.9			81.9

Diluted net income per common share attributable to PVH Corp.	$0.89			$1.65	$2.83			$1.50

(1)
Represents the impact on net income in the quarter ended April 30, 2017 from the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the Li & Fung termination; (iii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (v) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America; and (vi) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the quarter ended May 1, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, a portion of which was noncash valuation adjustments and amortization of short-lived assets; (viii) the tax effects associated with the foregoing pre-tax items; and (ix) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	4/30/17	5/1/16
ASSETS
Current Assets:
Cash and Cash Equivalents	$490.9	$365.1
Receivables	712.5	684.3
Inventories	1,253.8	1,281.4
Other	198.0	197.4
Total Current Assets	2,655.2	2,528.2
Property, Plant and Equipment	751.6	749.9
Goodwill and Other Intangible Assets	7,163.4	7,381.0
Other Assets	342.1	226.0
	$10,912.3	$10,885.1

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,335.7	$1,227.2
Short-Term Borrowings	42.5	41.0
Current Portion of Long-Term Debt	—	126.7
Other Liabilities	1,498.6	1,636.3
Long-Term Debt	3,157.1	2,991.6
Redeemable Non-Controlling Interest	3.4	—
Stockholders’ Equity	4,875.0	4,862.3
	$10,912.3	$10,885.1

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	4/30/17	5/1/16

Calvin Klein North America
Net sales	$330.1	$338.8
Royalty revenue	35.1	30.3
Advertising and other revenue	10.2	11.5
Total	375.4	380.6

Calvin Klein International
Net sales	354.8	316.3
Royalty revenue	19.6	18.6
Advertising and other revenue	6.0	7.2
Total	380.4	342.1

Total Calvin Klein
Net sales	684.9	655.1
Royalty revenue	54.7	48.9
Advertising and other revenue	16.2	18.7
Total	755.8	722.7

Tommy Hilfiger North America
Net sales	298.1	321.1
Royalty revenue	16.5	11.0
Advertising and other revenue	3.9	2.5
Total	318.5	334.6

Tommy Hilfiger International
Net sales	507.8	444.6
Royalty revenue	10.1	11.6
Advertising and other revenue	5.6	1.0
Total	523.5	457.2

Total Tommy Hilfiger
Net sales	805.9	765.7
Royalty revenue	26.6	22.6
Advertising and other revenue	9.5	3.5
Total	842.0	791.8

Heritage Brands Wholesale
Net sales	326.8	339.2
Royalty revenue	5.0	5.0
Advertising and other revenue	0.9	0.7
Total	332.7	344.9

Heritage Brands Retail
Net sales	57.4	57.7
Royalty revenue	1.0	0.6
Advertising and other revenue	0.1	0.1
Total	58.5	58.4

Total Heritage Brands
Net sales	384.2	396.9
Royalty revenue	6.0	5.6
Advertising and other revenue	1.0	0.8
Total	391.2	403.3

Total Revenue
Net sales	1,875.0	1,817.7
Royalty revenue	87.3	77.1
Advertising and other revenue	26.7	23.0
Total	$1,989.0	$1,917.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	4/30/17			5/1/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$41.9		$41.9	$38.1	$(2.9)	$41.0

Calvin Klein International	51.6		51.6	52.2	(5.4)	57.6

Total Calvin Klein	93.5		93.5	90.3	(8.3)	98.6

Tommy Hilfiger North America	(18.8)	(38.3)	19.5	23.0	(1.3)	24.3

Tommy Hilfiger International	52.1	(29.8)	81.9	183.3	123.0	60.3

Total Tommy Hilfiger	33.3	(68.1)	101.4	206.3	121.7	84.6

Heritage Brands Wholesale	30.3		30.3	27.9	(3.0)	30.9

Heritage Brands Retail	1.5		1.5	2.1		2.1

Total Heritage Brands	31.8		31.8	30.0	(3.0)	33.0

Corporate	(45.4)	(11.2)	(34.2)	(32.0)	(4.3)	(27.7)

Total earnings before interest and taxes	$113.2	$(79.3)	$192.5	$294.6	$106.1	$188.5

(1)
Adjustments for the quarter ended April 30, 2017 represent the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the Li & Fung termination; (iii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; and (v) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America.

(2)
Adjustments for the quarter ended May 1, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; and (vii) the costs incurred in connection with the TH China acquisition, a portion of which was noncash valuation adjustments and amortization of short-lived assets.

PVH CORP.
Reconciliations of 2017 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency financial information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	4/30/17	5/1/16

Calvin Klein North America	$375.4	$380.6	(1.4)%	(0.1)%	(1.3)%
Calvin Klein International	380.4	342.1	11.2%	(2.2)%	13.4%
Total Calvin Klein	755.8	722.7	4.6%	(1.1)%	5.7%

Tommy Hilfiger North America	$318.5	$334.6	(4.8)%	(0.1)%	(4.7)%
Tommy Hilfiger International	523.5	457.2	14.5%	(4.8)%	19.3%
Total Tommy Hilfiger	842.0	791.8	6.3%	(2.8)%	9.1%

Total Revenue	$1,989.0	$1,917.8	3.7%	(1.6)%	5.3%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2017 estimated results excluding (a) the costs expected to be incurred in connection with the Li & Fung termination; (b) the costs expected to be incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (c) the costs expected to be incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (d) the costs incurred in the first quarter in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (e) the costs expected to be incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America; and (f) the estimated tax effects associated with the foregoing pre-tax costs. The 2017 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2017 Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2017 (Estimated)	Second Quarter 2017 (Estimated)	Full Year 2017 (Estimated)	First Quarter 2017 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.24 - $6.34	$1.35 - $1.38	$6.20 - $6.30	$0.73 - $0.75
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.16)	$(0.25)	$(1.10)	$(0.85)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$7.40 - $7.50	$1.60 - $1.63	$7.30 - $7.40	$1.58 - $1.60

2017 Tax Rate Reconciliation	Full Year 2017 (Estimated)	Second Quarter 2017 (Estimated)

GAAP tax rate	15.5% - 16.0%	19%
Estimated tax effects of items identified as non-GAAP exclusions	(2)%	(1)%
Tax rate on a non-GAAP basis	17.5% - 18.0%	20%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, or any discrete tax events including events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2017 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2017 (Estimated) (Consolidated)	Full Year 2017 (Estimated) (Calvin Klein)	Full Year 2017 (Estimated) (Tommy Hilfiger)	Second Quarter 2017 (Estimated) (Consolidated)	Second Quarter 2017 (Estimated) (Calvin Klein)	Second Quarter 2017 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	3%	6%	2%	5%	6%	1%
Impact of foreign exchange	(2)%	(1)%	(2)%	(2)%	(2)%	(3)%
Non-GAAP revenue increase on a constant currency basis	5%	7%	4%	7%	8%	4%

Please refer to the section entitled “Reconciliations of 2017 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(Net Income in millions)

	Full Year 2016				Second Quarter 2016
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$549.0	$(1.1)		$550.1	$90.5	$(29.3)		$119.8
Total weighted average shares	80.9			80.9	81.3			81.3

Diluted net income per common share	$6.79			$6.80	$1.11			$1.47

(1) Represents the impact on net income in the year ended January 29, 2017 from the elimination of (i) a $39.1 million recognized actuarial gain on retirement plans; (ii) $9.8 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) $2.6 million of costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $4.2 million of costs incurred in connection with the G-III license; (v) $5.5 million of costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (vi) a $153.1 million noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) $5.9 million of one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) $76.9 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) $15.8 million of costs incurred in connection with the amendment of the Company’s credit facility; (x) $83.5 million of noncash costs recorded in connection with the deconsolidation of the Company’s subsidiary that principally operated and managed its Calvin Klein business in Mexico in connection with the formation of a joint venture in Mexico to operate that and other businesses; (xi) an $18.1 million gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe; (xii) $11.0 million of costs incurred in connection with the early termination of the license agreement for the Tommy Hilfiger men’s tailored clothing business in North America in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America; (xiii) $10.9 million of tax expense associated with the foregoing pre-tax items; and (xiv) $14.7 million of tax benefits associated with discrete items related to the resolution of uncertain tax positions.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

(2) Represents the impact on net income in the quarter ended July 31, 2016 from the elimination of (i) $2.3 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) $1.3 million of costs incurred in connection with the G-III license; (iii) $20.3 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (iv) $15.8 million of costs incurred in connection with the amendment of the Company’s credit facility; and (v) $10.4 million of tax benefits associated with the foregoing pre-tax items.